FIRST AMENDMENT
TO THE
WORLD ACCEPTANCE CORPORATION
1992 and 1994 STOCK OPTION PLANS

This First Amendment to the World Acceptance Corporation 1992 and 1994 Stock Option Plans is made and entered into effective as of January 1, 2008.

WHEREAS, World Acceptance Corporation ("Company") adopted the World Acceptance Corporation 1992 Stock Option Plan, effective April 22, 1992, and the World Acceptance Corporation 1994 Stock Option Plan, effective January 26, 1994, copies of which Plans are attached hereto and incorporated herein by reference and which are referred to herein as the “1992 Plan” and the “1994 Plan” and collectively as the “Plans; and

WHEREAS, in response to the enactment of Internal Revenue Code Section 409A, the Company has determined that the Plans should be amended to clarify that the Plans are intended to qualify for the exemptions from the application of Section 409A for ISOs under Treasury Regulation Section 1.409A-1(b)(5)(ii), NQOs under Treasury Regulation Section 1.409A-1(b)(5)(i)(A), and restricted Stock under Treasury Regulation Section 1.409A-1(b)(6), and to clarify that the Plans provide for no feature for the deferral of compensation.

NOW, THEREFORE, the Plans are hereby amended as follows.

1. Section 10 (Adjustments Upon Changes in Capitalization) of the Plans is amended to read as follows:

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee shall include, as appropriate: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable and consistent with the provisions of Treasury Regulation Section 1.409A-1(b)(5)(v).

2. Section 13 (Amendment and Termination) of the Plans is amended by adding after the first paragraph and before the second paragraph of said Section the following:

To the extent that the Board or Committee determines that the restrictions imposed hereby preclude the achievement of the material purposes of the Awards in any applicable jurisdiction, the Board or Committee will have the authority and discretion to modify those restrictions as the Board or Committee determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions. Specifically, and without limiting the foregoing, Awards under this Plan are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code and all regulations and rules promulgated thereunder. Notwithstanding any other provision herein, the Committee and the Board shall have the authority to revise any of the terms and provisions hereof to the extent necessary to cause Awards to be exempt from Section 409A and all regulations and rules promulgated thereunder.

3. Section 19 b. (Change of Control) of the 1994 Plan is amended to read as follows:

b.	For purposes of this Section, “Change in Control” means a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

4. Sections 4 c. of the 1992 Plan 4 d. of the 1994 Plan are amended by striking that portion of the Sections beginning with “If the Company’s shares of Common Stock are:…” and ending with “… (3) not traded, the Board or Committee shall consider any factor or factors which it believes affects fair market value, and shall determine fair market value without regard to any restriction other than a restriction which by its terms will never lapse.” and replacing that stricken portion with the following:

Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the closing price of the Stock on the immediately preceding date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii)  If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the “Fair Market Value” as of that date shall be determined in good faith by the Committee using a reasonable application of a reasonable valuation method consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

(iii) If the immediately preceding date is not a business day, and as a result, clause (i)  above is inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day.

5. Section 3 (Stock Subject to Plan) of the Plans is amended by adding at the beginning of the Sections the following:

Notwithstanding the following provisions of this Section 3, the term “Stock” shall mean and shall be limited to shares of common stock of the Company that satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iii).

6. Notwithstanding anything to the contrary in the Plans, no Award or Plan provision shall be construed as providing a Participant with a right to defer payment of an Award or as a feature for the deferral of compensation.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Plans this _____ day of _____________, 2007.

WORLD ACCEPTANCE CORPORATION

By:

A. Alexander McLean, III, CEO